Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Huttig Building Products, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Huttig Building Products, Inc., of our reports dated March 14, 2007, with respect to the consolidated balance sheets of Huttig Building Products, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 Form 10-K of Huttig Building Products, Inc.

Our report refers to a change to the method of accounting for share-based compensation upon adoption of SFAS 123R Share Based Payment as of January 1, 2006.

/s/ KPMG LLP

St. Louis, Missouri

August 6, 2007